EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors approved a quarterly cash dividend of twenty-four and one half cents ($.245) per share of common stock payable on December 28, 2012 to shareholders of record at the close of business on December 13, 2012. This is a two percent (2%) increase over the dividend declared in the most recent prior quarter.

With this cash dividend payment to shareholders, since a regular quarterly cash dividend was instituted eight and a half years ago, UTMD will have returned $8.15 per share in cash to its shareholders, a total amount of $31 million paid in cash dividends.

Over the same span in time, UTMD has also returned another $29 million to shareholders by repurchasing 26% of its outstanding shares.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices.